Protein Quick

Protein Quick provides up to 20 grams of protein in 2 ounces of liquid with zero fat, zero sugar, zero caffeine, and zero carbs. Ready to drink requiring no refrigeration or mixing - it's just the protein - and usable "Anywhere for Everyone".


PROTEIN QUICK
ANYWHERE FOR EVERYONE

Invest

$99 minimum investment

Deadline December 17, 2021
in 17 days

Unit Price
$1

Total Raised
$122,918

Valuation
$8,930,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

- **Protein Quick** is a ready to drink, proprietary protein formulation providing up to 20 grams of protein in 2 ounces of liquid with zero fat, zero sugar, zero caffeine, and zero carbs. It is packaged in a 5 Hour Energy®-sized 2 ounce bottle and requires no mixing or refrigeration.
- **Kevin Harrington** - an original Shark on Shark Tank - is a **Protein Quick** operating partner. Play the video above to hear directly from Kevin.
- **Protein Quick** is convenient, portable, and ready. With minimal ingredients, the only source of calories is the protein - up to 80 calories per serving.
- **Protein Quick** instantly adds protein to any meal or snack for better nutritional balance. It is available before, during, or after a workout - for those needing protein without large quantities of liquid or calories - or whenever protein is needed - anywhere for everyone. It's Just the Protein.


"I Believe Protein Quick will be the 5-Hour Energy® of the Protein Market"
Kevin Harrington
Original Shark on Shark Tank,
Protein Quick Partner
PROTEIN QUICK

Kevin Harringtion Quote

—

PROBLEM

Protein Rich Supplements


THE PROBLEM
CLIF BAR
PURE PROTEIN
QUEST PROTEIN BAR
QUEST
MUSCLE MILK
Premier Protein
Ensure Original

Most protein sources such as bars, shakes, powders, yogurts and protein-infused water:

- Contain high amounts of fat, sugar, or carbs
- Are loaded with calories making protein synonymous with "meal replacement"
- Require drinking large quantities of liquid
- Require mixing or refrigeration

Using these products is like putting a piece of broccoli into a hot fudge sundae...

WHY CAN'T WE JUST HAVE THE PROTEIN??

—

SOLUTION

Protein Quick Drink


THE SOLUTION
STRAWBERRY
BERRY
LEMON-LIME
PROTEIN QUICK
READY TO DRINK
20 GRAMS OF PROTEIN
0 FAT 0 SUGAR 0 CAFFEINE
LEMON-LIME FLAVOR

The Solution is Protein Quick:

- Zero fat, zero sugar, zero caffeine & zero carbohydrates
- Low calorie –only source of calories is the protein
- Only 2 ounces of liquid which allows for easy and quick consumption
- Ready to drink –requires no mixing or refrigeration
- Conveniently ready when you are – available anytime and anywhere
- Instantly adds protein to any meal or snack for better nutritional balance

PROTEIN QUICK IS JUST THE PROTEIN

Protein Quick Nutritional Facts

THE PROBLEM & SOLUTION IN ONE CHART

Ready-to-Drink Protein Comparison

BRAND	PACKAGE SIZE	PROTEIN PER 2oz	TOTAL CALORIES	TOTAL CARBS (g)	TOTAL SUGAR (g)	TOTAL FAT (g)	TOTAL SODIUM (g)
Protein Quick	2oz	20g	80	0	0	0	95mg
Muscle Milk Chocolate	11oz	4.5g	160	8	0	4.5	240mg
Ensure HP Milk Chocolate	8oz	4g	160	19	4	2	210mg
Pure Protein Vanilla	11oz	5.5g	140	6	<1	2	250mg
Premier Protein Chocolate	11oz	5.5g	160	5	1	3	180mg
Boost High Protein Rich Chocolate	8oz	5g	240	28	15	4	230mg

Protein Bar Comparison

BRAND	PACKAGE SIZE	TOTAL PROTEIN	TOTAL CALORIES	TOTAL CARBS (g)	TOTAL SUGAR (g)	TOTAL FAT (g)	TOTAL SODIUM (g)
Protein Quick	1 Bottle	20g	80	0	0	0	95mg
CLIF Chocolate Chip	1 Bar	9g	250	45	21	5	140mg
Think Thin Chunky Peanut Butter	1 Bar	20g	240	23	0	10	220mg
ONE Chocolate Brownie	1 Bar	20g	230	23	1	8	135mg
Quest Chocolate Brownie	1 Bar	20g	180	23	1	6	230mg
Pure Protein Chocolate Deluxe	1 Bar	21g	180	17	3	4.5	85mg

—

BUSINESS MODEL

Marketable Stores


BUSINESS MODEL
DOLLAR TREE
FAMILY DOLLAR
DOLLAR GENERAL
Walgreens
Walmart
WHOLE FOODS MARKET
SPROUTS
QVC
HSN
TARGET
PROTEIN QUICK

Protein Quick carries an MSRP between $1 -$3 per bottle (based on protein content) and we envision it being available everywhere. We plan to position Protein Quick as an affordable and convenient way to quickly access protein - anywhere at any time.

We believe **Protein Quick** will benefit from the widespread knowledge and awareness of protein:

- Protein content is often highlighted on consumer packaging
- Everybody needs protein everyday

Protein Quick was specifically formulated with adaptability in mind, in order to maximize distribution:

- Reduce to 10 grams and sell in Dollar Stores
- Offer a 15 and 20 gram version for online and retail use
- Use stevia or monk fruit for distribution in Whole Foods and similar outlets
- Add collagen to capitalize on another growing trend

Protein Quick is not solely reliant on consumer markets:

- Medical patient groups who need protein but cannot tolerate large quantities of liquid or calories: a few examples are: Crohn's, Colitis, Bariatrics & Chemotherapy
- Disaster Relief / Humanitarian / Military - Product is ready to drink requiring no refrigeration or mixing, with the goal of making it available to anyone, anyplace, anywhere

Key Distribution Channels:

1. **Online:**
    - **Protein Quick** can be used everyday, and multiple times per day making it perfect for a recurring subscription model
    - Management Team has access to influencers & micro-influencers to quickly gain traction on social media
    - We anticipate our Customer Acquisition Cost will be amortized over several months of reorders

2. **Retail:**
    - Multiple price points & product SKUs by adjusting the amount of protein (10 to 20 grams)
    - Ability to offer exclusive flavors and/or ingredients (ex: collagen)
    - Management team has access to buyers and decision makers at large chains

3. **Hospital/Medical/Military:**
    - Wide ranging sampling program - the product has the opportunity to sell itself with usage
    - Access to large distribution networks already selling into these channels

MARKET

Protein Consumption Facts

MARKET


Today's Dietitian
Athletes Protein Intake
fitness
DUPONT NUTRITION & HEALTH

According to Grandview Research, the global protein supplements market size was valued at USD **18.91 billion in 2020 and is expected to grow at a compound annual growth rate (CAGR) of 8.4% from 2021 to 2028.**

“The market is gaining momentum owing to the increasing health consciousness and a rising number of fitness centers around the globe. The increasing product popularity among the millennials coupled with their interest in building health through a balanced diet is expected to create additional demand for protein supplements over the forecast period. Increasing reliance on supplements to fulfill the daily nutritional requirements owing to changing lifestyles is expected to drive the product demand further. Led by the U.S., North America was the largest regional market in 2020.” - Grandview Research

SUCCESS TO DATE

Key Successes:

- Added Kevin Harrington as a partner. Kevin was an original Shark on Shark Tank with the distribution network to quickly gain traction in all targeted channels
- Added Gerry David to the team. Gerry, as former CEO of Celsius Energy Holdings (Nasdaq: CELH) took Celsius from the “pink sheets” to Nasdaq
- Created a product perfect for crowdsourcing as every potential investor is also a potential customer - which allows investors to advertise their investment by using it everyday
- Developed an offering that enables investors to join with a Shark Tank “Shark” right from the beginning

Protein Quick is Perfect for Crowdsourcing:

- Every potential investor is also a potential customer
- Investor-only product discounts
- Every investor product referral adds value to their investment
- Investors can actively “use” their investment everyday which will promote product awareness and serve as free advertising
- Bulk of proceeds will be used to generate sales and drive revenues

Protein Quick allows investors to join an original Shark right from the beginning

TEAM



Kevin Harrington

An original “Shark” on the hit TV show Shark Tank, the creator of the infomercial, pioneer of the As Seen on TV brand, and co-founding board member of the Entrepreneur’s Organization—Kevin Harrington has pushed past all the questions and excuses to repeatedly enjoy 100X success. His legendary work behind-the-scenes of business ventures has produced well over $5 billion in global sales, the launch of more than 500 products, and the making dozens of millionaires. Twenty of his companies have each topped $100 million in revenue.



Gerry David

Gerry is the former CEO of Celsius Holdings, Inc. (NASDAQ: CELH) a leading fitness drink company. During his tenure, Gerry took Celsius from the "pink sheets" to NASDAQ by increasing revenues 350% and the share price by 1,800%. He expanded sales internationally in Singapore, Hong Kong, Brazil, Finland, and the Middle East and manufacturing in Germany, China, and the United States. Gerry has management experience in public and private companies ranging from startup to turnaround to growth. He has launched companies and products spanning 70+ countries.



Scott Kauffman

Scott has a strong history of helping launch and scale disruptive companies with very successful exits. TracFone Wireless and Soothe Wellness are two examples. Scott joined TracFone as a startup and helped create and execute the plan which would eventually become a multi-billion dollar business. TracFone pioneered the sale of prepaid phones at retail. He assisted with the sale of the company to Carlos Slim - once the world's richest man. Scott was part of the launch and scaling of Soothe Wellness - the largest on-demand provider of wellness services - and assisted in the company's sale to Riverside Capital.

USE OF PROCEEDS

If the offering's maximum amount of $1,070,000 is raised:

Use	Value	% of Proceeds
Inventory	$250,000	23.4%
Customer acquisition	$566,570	53.0%
Selling, General & Administrative	$176,000	16.4%
Product samples	$25,000	2.3%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Class C units, under registration exemption 4(a)(6), in Adaptive Holdings, LLC, doing business as Protein Quick. This offering must raise at least $10,000 by December 17, 2021 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Protein Quick may issue additional securities to raise up to $1,070,000, the offering's *maximum*.

$122,918 raised!

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

10,000,000 units
× $1 per unit

$10,000,000 implied valuation

FINANCIALS

Protein Quick's official name is Adaptive Holdings, LLC, so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on June 29, 2021
- Form C/A on August 30, 2021
- Form C/A on September 28, 2021
- Form C/A on November 18, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook
- Instagram

UPDATES

Nov 24, 2021	Protein Quick Community, We recently held an...
Nov 23, 2021	All of us at Protein Quick would like to take a...
Nov 18, 2021	Filed Form C/A
Nov 17, 2021	Register for our exclusive investor Q&A...
Nov 12, 2021	Register today for our webinar on 11/18...
Nov 3, 2021	Protein Quick Community,
Oct 28, 2021	Protein Quick Community,
Oct 25, 2021	PROTEIN QUICK REACHES $100,000 RASIED ON...
Oct 20, 2021	Protein Quick Community,
Oct 18, 2021	Protein Quick Community,
Oct 11, 2021	Protein Quick Community, The protein market...
Oct 5, 2021	Protein Quick Community, I am thrilled to...
Sep 28, 2021	Filed Form C/A
Aug 30, 2021	Filed Form C/A
Aug 11, 2021	Protein Quick announces collaboration with...
Jul 8, 2021	Kevin Harrington and Scott Kauffman's first...
Jun 29, 2021	Primary offering of 1,070,000 units at $1
Jun 29, 2021	Filed Form C

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